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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-00395), Form S-3 (File No. 333-43245) and Forms S-8 (File No. 33-27869, File No. 33-46641, File No. 33-48504, File No.
33-48505, File No. 33-26111, and File No. 33-45107) of Energen Corporation of our report dated October 25, 2000 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 25, 2000 relating to the financial statement schedule of Energen Corporation, which appears in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP
Birmingham, Alabama
December 8, 2000